Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Paul D. Tobias
December 21, 2007		Mackinac Financial
(248) 290-5901
MACKINAC FINANCIAL CORPORATION APPOINTS
ROBERT MAHANEY TO BOARD OF DIRECTORS
Manistique, Michigan – Paul D. Tobias, Chairman and CEO of Mackinac Financial Corporation (MFNC) and Chairman of mBank, a subsidiary of MFNC, has announced the appointment of Robert Mahaney to the Board of Directors of mBank and Mackinac Financial Corporation. The appointment of Mahaney to the Corporation’s Board expands the size of the Corporate Board to ten members, seven of whom are considered independent under the corporate governance standards of the NASDAQ stock market.
“I am extremely pleased with the appointment of Robert Mahaney to our Board,” says Tobias. “Bob’s successful business ventures, coupled with his academic background and community involvement, are vital attributes that we were looking for in the expansion of our Board. He will complement our already impressive slate of community business leaders.”
Kelly W. George, President of MFNC and President and CEO of mBank, agreed that Bob has been an ambassador of the bank since its recapitalization. “His business communications and community involvement throughout the Upper Peninsula are valuable resources for the expansion of our banking franchise,” says George.
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MACKINAC FINANCIAL CORPORATION APPOINTS ROBERT MAHANEY TO BOARD OF DIRECTORS (page 2 of 2)
Mahaney is looking forward to his tenure. “Mackinac Financial Corporation and mBank have assembled an impressive management team, and the Bank is poised for strong growth, especially in the Upper Peninsula. I look forward to working with the mBank team as it continues its growth throughout Michigan.”
Mahaney resides and owns businesses in Marquette. He is sole owner of Veridea Group, LLC, a commercial real estate development company that owns, develops and manages office, retail and multi-family properties in the Upper Midwest. Mahaney also is a partner in Mommaerts Mahaney Financial Services, a financial planning and investment management company.
Prior to becoming a business owner, he worked at The Bank of Nova Scotia’s International Banking division, specializing in corporate merger and acquisition financing. Mahaney holds Bachelor of Arts degrees in accounting and political science from Albion College and a Master’s Degree in International Finance from Thunderbird School of Global Management, and has earned CPA and CFP certifications.
Mahaney brings his business expertise to many nonprofit organizations throughout the U.P., serving as President of the Diocese of Marquette Catholic School Board and as a member and former President of The Noquemanon Trail Network, a nonprofit organization whose mission is to develop and maintain non-motorized trails and greenway corridors in the Central U.P.
Mackinac Financial Corporation is a registered bank holding company which owns mBank. The Bank has 12 offices: eight in the Upper Peninsula and four in Lower Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small- to mid-sized businesses, as well as checking and savings accounts, time deposits, interest-bearing transaction accounts, safe deposit facilities, real estate mortgage lending, and direct and indirect consumer financing.
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